Putnam Emerging Markets Income Fund
11/30/14 Annual

Because of the electronic format for filing Form N SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:


72DD1   Class A	  444
        Class B	  2
        Class C   7
	Class M   1

72DD2
        Class Y   42


73A1    Class A	  0.414341
        Class B	  0.348058
        Class C   0.344240
	Class M   0.391641

73A2    Class Y   0.437913


73C     Class A   0.005659
        Class B   0.004942
        Class C   0.004760
        Class M   0.005359

73C     Class Y   0.006087


74U1    Class A	  1,088
        Class B	  8
        Class C   22
        Class M	  3

74U2    Class Y   303

74V1    Class A	  9.18
        Class B	  9.17
        Class C   9.18
	Class M   9.18

74V2
        Class Y   9.18


Item 61
Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Additional Information About Errors and Omissions Policy
Item 85B

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.